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                                                                 Exhibit 5

                                  One Sun Life Executive Park
                                  Wellesley Hills, MA 02181

September 9, 1996

Board of Directors
Sun Life Assurance Company of Canada (U.S.)
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02181


Dear Sirs:

Reference is made to the Registration Statement on Form S-2 ("Registration Statement") to be filed with the Securities and Exchange Commission with respect to the proposed sale of flexible payment combination fixed/variable group annuity contracts ("Contracts") to be issued with respect to Sun Life Assurance Company of Canada (U.S.) ("Sun Life (U.S.)"), a Delaware corporation. I wish to advise you that I have reviewed the corporate records of Sun Life (U.S.) and have examined the Registration Statement with exhibits and such other documents as I deem necessary for the purpose of this opinion.


  Based upon the foregoing, I am of the opinion that:

  (1) Sun Life (U.S.) is duly organized and in good standing under the laws of the State of Delaware and has the authority to issue the Contracts in all jurisdictions where it is authorized to do an insurance business and the Contracts have been approved by the appropriate regulatory authorities; and

  (2) The Contracts, as and when issued pursuant to the terms, provisions and conditions as set forth in the Registration Statement, will be validly issued and will be legal and binding obligations of Sun Life (U.S.) in accordance with their terms.

In this opinion, I have not addressed the question of taxation of the Contracts.


Very truly yours,

/s/ David D. Horn

David D. Horn, Esq.
Senior Vice President and General Manager
Sun Life Assurance Company of Canada (U.S.)